Exhibit 99.1

TURTLE BEACH REPORTS SECOND HIGHEST THIRD QUARTER RESULTS IN COMPANY HISTORY

Remains on Track to Deliver Year-over-Year Revenue Growth Following Record 2020;

Updates 2021 Outlook Due to Impact from Supply and Logistics Constraints

White Plains, NY – November 4, 2021 – Leading gaming accessory maker Turtle Beach Corporation (Nasdaq: HEAR), reported financial results for the third quarter and nine months ended September 30, 2021.

Third Quarter 2021 Summary vs. Year-Ago Period:

●	Net revenue was $85.3 million compared to $112.5 million a year ago when the Company posted a historic 141% increase;
●	Net income was $2.6 million, or $0.14 per diluted share, compared to net income of $17.8 million, or $1.04 per diluted share;
●	Adjusted EBITDA was $6.7 million compared to $27.6 million;
●	Cash balance grew to $28.1 million compared to $27.3 million as of September 30, 2020.

Nine Months Ended September 30, 2021 Summary vs Year-Ago Period

●	Net revenue was $256.9 million compared to $227.2 million;
●	Net income was $13.2 million, or $0.72 per diluted share, compared to $22.4 million, or $1.41 per diluted share;
●	Non-GAAP net income was $16.7 million, or $0.92 per diluted share, compared to $21.4 million, or $1.34 per diluted share;
●	Adjusted EBITDA was $27.0 million compared to $37.8 million.

Management Commentary

“Our excellent third quarter results were the second highest third quarter in our history, only outdone by our extraordinary 140% year-over-year growth in Q3 last year, and we’re pleased to see our year-to-date revenues up 13% as we remain on track to grow from our record year in 2020,” said Juergen Stark, CEO, Turtle Beach Corporation. “These results reflect the continued strong demand for our products and successful expansion of our PC and other new categories, despite significant semiconductor constraints, particularly on our industry-leading wireless headsets, which we expect will hold back full year sales by an estimated $25 to 30 million.”

“Console headsets continue to perform well, despite the worsening impact of industry-wide component availability, shipping delays and freight cost increases. While our team has expertly managed these dynamic supply chain issues, there are business impacts that remain out of our control. Still, our non-console headset categories in PC, microphones, game controllers, and flight simulation continue to track with our expectations and are offsetting some of the console headset revenue constraints. Our rapid portfolio expansion into new gaming categories has diversified our business and continues to drive growth. In fact, product line expansions beyond console headsets provided third quarter revenues approaching 20% of the business.

“Our expectations of the overall market during the holiday season are generally positive. While there are compelling AAA multiplayer games like Call of Duty, Battlefield, and Halo launching and new consoles performing well, we expect that the market, including sales of consoles, will continue to be constrained by supply chain impacts. Despite these challenges, we believe our strategy of leveraging the strong trends in the gaming market keep us well-positioned for future growth. We are anchored by our diversified portfolio and healthy balance sheet, leaving us poised to capitalize on our large addressable market and drive increased value for shareholders.”

Third Quarter 2021 Financial Results

Net revenue for the three months ended September 30, 2021 was $85.3 million compared to $112.5 million in the elevated comparable prior year period, which was driven by the surge in demand from stay-at-home orders and our execution-driven outperformance of the market.

Gross margin in the third quarter of 2021 was 34.3% versus 41.0% in the third quarter of 2020. The decrease was primarily due to changed business mix and increased logistics and freight costs. The Company continues to expect ongoing headwinds from higher logistic costs, shipping delays, and challenges with component availability.

Operating expenses in the third quarter of 2021 were $27.8 million compared to $21.9 million in the same 2020 period reflecting the larger size of the business, entry into three major new product categories, selling and marketing support of the new products, and increased R&D for the expanded portfolio.

Net income in the third quarter of 2021 was $2.6 million, or $0.14 per diluted share (on 18.3 million weighted average diluted shares), compared to net income of $17.8 million, or $1.04 per diluted share (on 17.2 million weighted average diluted shares) in the year-ago quarter reflecting the above factors.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the third quarter of 2021 was $6.7 million compared to $27.6 million in the year-ago quarter reflecting the above factors.

Balance Sheet Overview

At September 30, 2021, the Company had $28.1 million of cash and cash equivalents with no outstanding debt and no borrowings on its revolving credit facility. This compares to $27.3 million of cash and cash equivalents at September 30, 2020. Inventories increased to $113.3 million as the Company intentionally manages higher levels of inventory to prioritize product availability amidst global supply chain and logistical challenges.

During the third quarter of 2021, the Company repurchased approximately 169,000 shares for $4.9 million at an average purchase price of $28.87.

Revised 2021 Outlook

For the full year 2021, the Company expects revenue to be in the range of $365 million to $380 million, up from $360 million in 2020 despite global supply challenges, logistics constraints and semiconductor shortages that the Company estimates will impact full year revenues by $25 million to $30 million. This anticipated growth remains above the Company’s original 2021 outlook at the midpoint and is driven by continued strong sell through of the Company’s core products, the expansion of its PC accessories business, and additional revenues from new market entries. The Company expects adjusted EBITDA to be in the range of $36 million to $44 million, reflecting significant incremental logistics costs including the need to use more air freight due to supply chain constraints. Adjusted net income per diluted share is expected to be in the range of $1.10 to $1.45. For the full year, the Company expects the effective tax rate to be approximately 13%, a reduction from the approximately 20% estimate last quarter. Per share figures for the full year 2021 assume approximately 18 million diluted shares outstanding.

For the second half of 2021, the Company expects revenue to be in the range of $193 million to $208 million and adjusted EBITDA to be in the range of $16 million to $24 million. Adjusted net income per diluted share is expected to be in the range of $0.42 and $0.79.

With respect to the Company's adjusted EBITDA outlook for the full year and second half of 2021, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss), including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not provided. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details

Turtle Beach Corporation will hold a conference call today, November 4, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its third quarter 2021 results.

Chairman and CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Conference Call Details:

Date: Thursday, November 4, 2021

Time: 5:00 p.m. ET / 2:00 p.m. PT

Toll-Free Dial-in Number: (877) 303-9855

International Dial-in Number: (408) 337-0154

Conference ID: 5754117

For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, and adjusted net income that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. “Non-GAAP Earnings” is defined as net income excluding (i) integration and transaction costs related to acquisitions, (ii) the effect of the mark-to-market requirement of the financial instrument obligation, (iii) any change in fair value of contingent consideration and (iv) the release of valuation allowances on deferred tax assets. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain special items that we believe are not representative of core operations (e.g., the integration and transaction costs related to acquisitions, the mark-to-market adjustment for the financial instrument obligation and the change in fair value of contingent consideration). These non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.  The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. See a reconciliation of GAAP results to Adjusted Net Income and Adjusted EBITDA included below for each of the three months and nine months ended September 30, 2021 and 2020.

About Turtle Beach Corporation

Turtle Beach Corporation (https://corp.turtlebeach.com) is one of the world’s leading gaming accessory providers. The Turtle Beach brand (www.turtlebeach.com) is known for pioneering first-to-market features and patented innovations in high-quality, comfort-driven headsets for all levels of gamer, making it a fan-favorite brand and the market leader in console gaming audio for the last decade. Turtle Beach’s ROCCAT brand (www.roccat.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle Beach creates award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s Neat Microphones brand (www.neatmic.com) creates high-quality USB and analog microphones for gamers, streamers, and professionals that embrace cutting-edge technology and design. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to logistic and supply chain challenges, risks related to capital markets activities, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, the impact of the coronavirus (COVID-19) pandemic on consumer demands and manufacturing capabilities; delays or disruptions in the supply of components for our products; risks relating to, and uncertainty caused by or resulting from, the COVID-19 pandemic, general business and economic conditions, risks associated with the expansion of our business including acquisitions, the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach or Alex Thompson	MacLean Marshall
Gateway Investor Relations	Sr. Director –PR/Communications
On Behalf of Turtle Beach	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@gatewayir.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 1.

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020
Net revenue	$85,307	$112,494	$256,924	$227,181
Cost of revenue	56,034	66,358	164,086	141,033
Gross profit	29,273	46,136	92,838	86,148
Operating expenses:
Selling and marketing	14,301	11,857	41,524	29,064
Research and development	4,520	3,260	12,929	8,688
General and administrative	8,962	6,799	24,172	19,232
Total operating expenses	27,783	21,916	78,625	56,984
Operating income	1,490	24,220	14,213	29,164
Interest expense	101	103	271	355
Other non-operating expense (income), net	585	(101)	1,099	(1,520)
Income before income tax	804	24,218	12,843	30,329
Income tax expense (benefit)	(1,819)	6,424	(339)	7,886
Net income	$2,623	$17,794	$13,182	$22,443

Net income per share
Basic	$0.16	$1.20	$0.83	$1.53
Diluted	$0.14	$1.04	$0.72	$1.41
Weighted average number of shares:
Basic	16,079	14,845	15,852	14,642
Diluted	18,335	17,154	18,248	15,961

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 2.

	September 30,	December 31,
	2021	2020
	(unaudited)
ASSETS	(in thousands, except par value and share amounts)
Current Assets:
Cash and cash equivalents	$28,058	$46,681
Accounts receivable, net	36,989	43,867
Inventories	113,288	71,301
Prepaid expenses and other current assets	16,605	8,127
Total Current Assets	194,940	169,976
Property and equipment, net	7,276	6,575
Deferred income taxes	8,638	6,946
Goodwill	10,686	8,178
Intangible assets, net	6,107	5,138
Other assets	8,631	6,640
Total Assets	$236,278	$203,453
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$—	$—
Accounts payable	55,526	42,529
Other current liabilities	36,015	36,122
Total Current Liabilities	91,541	78,651
Income tax payable	3,798	3,146
Other liabilities	7,322	5,257
Total Liabilities	102,661	87,054
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.001 par value - 25,000,000 shares authorized; 16,043,808 and 15,475,504 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	16	15
Additional paid-in capital	194,969	190,568
Accumulated deficit	(61,591)	(74,773)
Accumulated other comprehensive income	223	589
Total Stockholders’ Equity	133,617	116,399
Total Liabilities and Stockholders’ Equity	$236,278	$203,453

Turtle Beach Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Table 3.

	Nine Months Ended
	September 30, 2021	September 30, 2020

CASH FLOWS FROM OPERATING ACTIVITIES	$(10,279)	$32,638

CASH FLOWS FROM INVESTING ACTIVITIES	(7,045)	(3,918)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	120,858	185,486
Repayment of revolving credit facilities	(120,858)	(201,141)
Proceeds from sale of equity securities	-	4,372
Proceeds from exercise of stock options and warrants	4,408	2,155
Repurchase of common stock to satisfy employee tax withholding obligations	(463)	(215)
Repurchase of common stock	(4,882)	-
Net cash used for financing activities	(937)	(9,343)
Effect of exchange rate changes on cash and cash equivalents	(362)	(361)
Net increase (decrease) in cash and cash equivalents	(18,623)	19,016
Cash and cash equivalents - beginning of period	46,681	8,249
Cash and cash equivalents - end of period	$28,058	$27,265

Turtle Beach Corporation

Reconciliation of GAAP and Non-GAAP Measures

(in thousands, except per-share data)

(unaudited)

Table 4.

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net Income
GAAP Net Income	$2,623	$17,794	$13,182	$22,443

Adjustments, net of tax:
Non-recurring business costs	2,113	—	3,322	—
Gain on acquisition-related settlement	—	—	—	(1,702)
Change in fair value consideration	—	126	—	366
Acquisition integration costs	29	26	215	273
Non-GAAP Earnings	$4,765	$17,946	$16,719	$21,380

Diluted Earnings Per Share
GAAP- Diluted	0.14	$1.04	$0.72	$1.41
Non-recurring business costs	0.12	—	0.18	—
Gain on acquisition-related settlement	—	—	—	(0.11)
Change in fair value consideration	—	0.01	—	0.02
Acquisition integration costs	0.00	—	0.01	0.02
Non-GAAP- Diluted	$0.26	$1.05	$0.92	$1.34

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 5.

	Three Months Ended
	September 30, 2021
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$85,307	$-	$-	$-	$-	$85,307
Cost of revenue	56,034	(458)	-	105	-	55,681
Gross Profit	29,273	458	-	(105)	-	29,626

Operating expenses	27,783	(614)	(321)	(1,603)	(2,881)	22,364

Operating income	1,490	1,072	321	1,498	2,881	7,262

Interest expense	101
Other non-operating expense (income), net	585				-	585

Income before income tax	804
Income tax benefit	(1,819)
Net income	$2,623			Adjusted EBITDA		$6,677

	Nine Months Ended
	September 30, 2021
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$256,924	$-	$-	$-	$-	$256,924
Cost of revenue	164,086	(1,105)	-	(382)	-	162,599
Gross Profit	92,838	1,105	-	382	-	94,325

Operating expenses	78,625	(1,814)	(946)	(4,843)	(4,757)	66,265

Operating income	14,213	2,919	946	5,225	4,757	28,060

Interest expense	271
Other non-operating expense (income), net	1,099					1,099

Income before income tax	12,843
Income tax benefit	(339)
Net income	$13,182			Adjusted EBITDA		$26,961

(1)	Other includes certain non-recurring business costs.

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 5. (continued)

	Three Months Ended
	September 30, 2020
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (2)	EBITDA
Net revenue	$112,494	$-	$-	$-	$-	$112,494
Cost of revenue	66,358	(645)	-	(284)	-	65,429
Gross Profit	46,136	645	-	284	-	47,065

Operating expenses	21,916	(596)	(223)	(1,288)	(37)	19,772

Operating income	24,220	1,241	223	1,572	37	27,293

Interest expense	103
Other non-operating expense (income), net	(101)				(175)	(276)

Income before income tax	24,218
Income tax expense	6,424
Net income	$17,794			Adjusted EBITDA		$27,569

	Nine Months Ended
	September 30, 2020
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (2)	EBITDA
Net revenue	$227,181	$-	$-	$-	$-	$227,181
Cost of revenue	141,033	(1,828)	-	(623)	-	138,582
Gross Profit	86,148	1,828	-	623	-	88,599

Operating expenses	56,984	(1,474)	(665)	(3,354)	(381)	51,110

Operating income	29,164	3,302	665	3,977	381	37,489

Interest expense	355
Other non-operating expense (income), net	(1,520)				1,192	(328)

Income before income tax	30,329
Income tax expense	7,886
Net income	$22,443			Adjusted EBITDA		$37,817

(2) Other includes certain business acquisition costs and change in fair value of contingent consideration.